Exhibit 5.1

July 3, 2012

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, NJ 07083

Re:          Bed Bath & Beyond Inc.

Ladies and Gentlemen:

We are acting as counsel to Bed Bath & Beyond Inc., a New York corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), registering shares of common stock, par value $0.01 per share, of the Company (the “Shares”) under the Bed Bath & Beyond Inc. 2012 Incentive Compensation Plan (formerly known as the “Bed Bath & Beyond Inc. 2004 Incentive Compensation Plan”) ( the “Plan”).

We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when and to the extent issued in accordance with the respective provisions of the Plan and pursuant to awards granted under the Plan (including upon payment of applicable exercise or purchase price for any such award) assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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